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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

XL Capital Ltd (f/k/a EXEL Limited)
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   (Last)                           (First)             (Middle)

Cumberland House, 1  Victoria Street
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                                    (Street)

Hamilton                            HM11                    Bermuda
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Risk Capital Holdings, Inc. (RCHI)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

  March, 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                             4.                                 5.             Owner-
                                                             Securities Acquired (A) or         Amount of      ship
                                                3.           Disposed of (D)                    Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)                Beneficially   Direct    Nature of
                                  2.            Code         -------------------------------    Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)                of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or   Price         (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)                    and 4)     (Instr.4) (Instr. 4)
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

Common Stock                     03/02/00        S           4,755,000    (D)  $12.45 per share       0            NA        NA
                                                                               (see "Explanation
                                                                                of Responses"
                                                                                  below)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.       10.
                                                                                                         Number   Owner-
                                                                                                         of       ship
                                                                             7.Title and Amount          Deriv-   Form
                 2.                                                          of Underlying               ative    of
                 Conver-                    5.             6. Date           Securities        8.Price   Secur-   Deriv-  11. Nature
                 cise     3.       Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)  of        ities    ative     of
                 Price    Trans-   action   or Disposed    Expiration Date   ----------------  Deriv-    Bene-    Security  Indirect
1.               of       action   Code     of(D)          (Month/Day/Year)            Amount  ative     ficially Direct    Bene-
Title of         Deriv-   Date     (Instr.  (Instr. 3,     ----------------            or      Secur-    Owned at (D) or    ficial
Derivative       ative    (Month/  8)       4 and 5)       Date     Expira-            Number  ity       End of   In-       Owner-
Security         Secur-   Day/     ------   ------------   Exer-    tion               of      (Instr.   Month.   direct(I) ship
(Instr. 3)       ity      Year)    Code V    (A)    (D)    cisable  Date     Title     Shares  5)       (Instr.4) (Instr.4)(Instr.4)
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

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
Explanation of Responses: The consideration paid in the disposition of the shares of common stock reported herein was in the form of common shares and warrants to acquire common shares of each of Annuity & Life Re (Holdings), Ltd. and Latin American Reinsurance Company, Ltd. valued in the aggregate at $59,200,000.


/s/ Paul Giordano                                               04/07/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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